Exhibit 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Startech Environmental Corporation on Form S-8 (File No. 333-100909) of our report dated January 28, 2008, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2007 and 2006 and for each of the three years in the period ended October 31, 2007 appearing in this Annual Report on Form 10-K of Startech Environmental Corporation for the year ended October 31, 2007.

/s/ Marcum $ Kliegman LLP

New York, NY
January 28, 2008